EX-99.g.i.a.

Schedule A List of Series under Customer
as amended and restated February 21, 2018
OShares FTSE Russell Small Cap Quality Dividend ETF
O'Shares FTSE Russell International Quality Dividend ETF
O'Shares FTSE U.S. Quality Dividend ETF
O'Shares FTSE Europe Quality Dividend ETF
O'Shares FTSE Asia Pacific Quality Dividend ETF